FOR IMMEDIATE RELEASE

JMAR RECEIVES NASDAQ DELISTING NOTICE

SAN DIEGO, California (November 13, 2006) – JMAR Technologies, Inc. (NASDAQ: JMAR), a leading innovator in the development of laser-based technology and x-ray processes for imaging, analysis and fabrication at the nanoscale, announced that it received a notice on November 9, 2006 from The Nasdaq Stock Market indicating that the Company is not in compliance with the minimum bid price requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(4) (the “Minimum Bid Price Rule”), and as a result the Company’s common stock is subject to delisting from The Nasdaq Capital Market at the opening of business on November 20, 2006, unless the Company requests a hearing by November 16, 2006 in accordance with the Nasdaq Marketplace Rules. The Minimum Bid Price Rule requires that the bid price of the Company’s common stock remain above $1.00 for continued inclusion in The Nasdaq Capital Market.

As previously reported, the Company was initially notified on May 12, 2006, that the bid price of its common stock had closed below the minimum bid price for 30 consecutive business days. In accordance with the Nasdaq Marketplace Rules, the Company was granted 180 calendar days, or until November 8, 2006, to regain compliance with the Minimum Bid Price Rule. The Company was unable to regain compliance with the Minimum Bid Price Rule prior to November 8, 2006 and is not eligible for an additional compliance period because it does not meet The Nasdaq Capital Market initial inclusion requirements.

In addition, Nasdaq Marketplace Rule 4310(c)(2)(B) requires that the Company maintain stockholders’ equity of $2.5 million (“Minimum Stockholders’ Equity Rule”) or market capitalization of $35 million. As of September 30, 2006, the Company’s stockholders’ equity will be substantially less than $2.5 million and its market capitalization is approximately $13 million.

The Company intends to request an appeal hearing by November 16, 2006 with the Nasdaq Listing Qualifications Panel to review the delisting determination. The hearing date will be determined by Nasdaq and should occur within 45 calendar days from the request for the hearing. A request for a hearing is expected to ‘stay’ the delisting of the Company’s common stock pending the Panel’s decision. At the hearing, the Company will be required to address the Minimum Stockholders’ Equity Rule in addition to the Minimum Bid Price Rule. The Company must provide Nasdaq with a plan to regain compliance, which will include the Company’s plan to seek shareholder approval of a reverse stock split in order to exceed the minimum bid price requirement and the Company’s plans to increase its stockholders’ equity. If the Company decides not to appeal the Nasdaq Staff’s delisting determination, or if the Panel denies the appeal, the Company’s common stock will be delisted. If the Company’s stock is delisted, the Company expects that its common stock will trade on the OTC Bulletin Board and/or the “Pink Sheets” following the approval by the NASD of an application by one or more market makers to continue quoting in the Company’s common stock. The Company understands that at least one market maker has already filed such an application with the goal of commencing quotations immediately on the OTC Bulletin Board in the event the Company’s stock is delisted from Nasdaq.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based technology and x-ray processes for nano-scale imaging, analysis and fabrication. The Company is leveraging more than a decade of laser and photonics research to develop a portfolio of products with commercial applications in rapidly growing industries, while continuing to carry out research and development for the U.S. Government.

JMAR’s flagship commercialization product, BioSentry™, is a contamination warning system for waterborne microorganisms. BioSentry™ uses laser-based, multi-angle light scattering technology to provide continuous, on-line, real-time monitoring for harmful microorganisms. BioSentry™ is targeted toward a number of applications across multiple markets, including homeland security, the cruise ship and beverage industries, pharmaceutical companies, and municipal water utilities.

JMAR’s pursuit of leading edge products targets nanotechnology, bioscience and the semiconductor industries with its BriteLight™ laser, a stand-alone product as well as the x-ray light source in nanolithography systems; the X-ray Microscope for 3D visualization of single cells and polymers; and the X-ray NanoProbe for enabling nano-scale interaction, analysis and materials modification. In addition, JMAR employs key strategic alliances for the production of a hazardous materials chemical sensor, and the prototyping and production of a nanoparticle ultra-thin coating system.

Contact Information:

JMAR Technologies, Inc.

Dennis Valentine Chief Financial Officer Phone: 858-946-6800

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the risk that our request for a hearing staying the Nasdaq Staff’s delisting determination is unsuccessful, other actions that may be taken by the Nasdaq Staff, our ability to remain listed on The Nasdaq Capital Market in accordance with continued listing standards, our failure to obtain shareholder approval of a proposed reverse stock split, our eligibility for trading or quotation on the OTC Bulletin Board or on the “Pink Sheets”, the performance validation tests of the BioSentry Beta units are not successfully completed due to unforeseen issues with the installation and operation of the units outside of the controlled environment of JMAR’s facility, delays in completion of the X-ray Microscope and X-ray Nano Probe prototypes and transition to production units, the failure of the technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the markets , cost and margins for JMAR’s products, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 10-K for the year ended December 31, 2005 and Form 10-Q for the quarter ended June 30, 2006 filed with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.